Exhibit 10.1

August 1, 2025
Richard Wong
Via email
Re: Employment Terms
Dear Richard:
On behalf of Fastly, Inc. (“Fastly” or "the “Company”), we are pleased to offer you a position with the Company under the terms set forth in this letter.
Position. Effective as of your Employment Commencement Date on August 7, 2025, you will serve the Company as Senior Advisor to the Chief Executive Officer and, effective as of August 11, 2025, you will transition to Chief Financial Officer.
Location. You will principally work either remotely from your home or from Fastly’s office in San Francisco, CA, both locations of which will be considered your primary place of employment.
Duties and Reporting Relationship. You will report to the Company’s Chief Executive Officer. You may be asked to perform other duties as our business needs dictate.
Base Salary. Your initial base salary will be at an annual rate of $450,000.00 subject to applicable deductions and withholdings and paid on the Company’s normal payroll schedule. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.
Bonus: Pursuant to the terms of the Company’s 2025 Bonus Plan, as previously approved by the Company’s Board of Directors (the “Board”), you will be eligible to receive a pro-rated bonus for 2025 performance, with a target amount of 70% of your base salary, payable in the form of restricted stock units (“RSUs”) covering shares of the Company’s Class A Common Stock (such bonus, the “2025 CFO Bonus Award”). The 2025 CFO Bonus Award shall be subject to achievement of the performance objectives as previously approved by the Board and certification by the Board of such achievement thereof. Beginning in 2026, you will continue to be eligible to earn an annual target bonus equal to 70% of your annual base salary, subject to the terms and conditions of the Company’s bonus plan, including any plan rules/requirements relating to a particular period, in effect from time to time. The bonus may be paid in either cash or equity at the determination of the

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Board. Except as otherwise contemplated herein, each of the 2025 CFO Bonus Award and future bonuses will be paid subject to the terms and conditions of the Company’s bonus plan and the Company’s 2019 Equity Incentive Plan, including the determination by the Board of any performance objectives and achievement levels for such year.
Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which Fastly makes generally available to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time. Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.
Equity Compensation. Subject to the approval of the Company’s Board of Directors or its designated Committee, as an inducement to your employment with the Company, you will be granted an RSU award covering shares of the Company’ s Class A common stock. The RSU award will have a total value on the date of grant equal to approximately $8,000,000, with total value determined in accordance with the Company’s standard policy, as in effect from time to time. The RSU award will vest as to 25% of the RSUs initially subject to the RSU award on August 15, 2026 and as to 1/16th of the RSUs initially subject to the RSU award on each quarterly anniversary thereof thereafter such that the RSU award will be fully vested on August 15, 2029, in each case, subject to your continued employment through the applicable vesting date. The RSU award will be subject to the provisions of the Company’s Employee Inducement Incentive Plan (the “Plan”) and related award agreements. In case of any conflict between the terms of this offer letter agreement and the Plan or any award agreement thereunder, the terms of the Plan and award agreement will control.
Severance Plan. You will be entitled to participate in the Company’s 2022 Change in Control and Severance Benefit Plan, a copy of which is publicly filed as an exhibit to the Company’s Annual report on Form 10-K for the year ended December 31, 2024 (the “Severance Plan”) in accordance with the terms and conditions of the Severance Plan. In addition, for the avoidance of doubt, the Company agrees that, for purposes of the definition of Good Reason under the Severance Plan, it will be a material reduction of your authority, duties or responsibilities if you cease to be the Chief Financial Officer of a publicly traded company.
Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices. You will be entitled to travel business class for all air travel.
Legal Fees. The Company will reimburse up to $20,000 in reasonable legal fees incurred by you in connection with the negotiation and documentation of your offer to be Chief Financial Officer. Such fee payment will be grossed up for applicable taxes, and the Company may in its discretion choose to pay you or your service provider directly.

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Confidentiality, Arbitration and Policies. As a condition of your employment, you will be required to sign and comply with the Company’s standard Employee Confidential Information and Inventions Assignment Agreement (attached as Exhibit A). You are also required to acknowledge that you have reviewed and understand your rights under the Company’s Arbitration Agreement (attached as Exhibit B). In addition, you will be required to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies.
At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. While the Company may change your position, reporting relationship, duties, compensation and work location from time to time at its discretion, the at-will nature of your employment may only be modified in a writing signed by you and an authorized member of the Board. Although not required, the Company requests that you provide at least two weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.
Conditions. This offer of employment and your employment with the Company is contingent upon satisfactory results of a background check to be performed pursuant to your written authorization. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions.
Miscellaneous. This letter, collectively with Exhibit A and Exhibit B, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written. The terms of this offer letter agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company. The terms of this offer letter agreement are governed by the laws of the State of California without regard to conflicts of law principles. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to

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originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.
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We are very pleased that you will be joining Fastly. Please sign and date this letter and the enclosed exhibits and return them to us by the close of business on August 1, 2025 if you wish to accept employment under the terms described above. If we do not receive the fully signed letter and the signed Exhibit A and Exhibit B from you by that date, the Company’s offer in this letter will expire. In addition, this offer will expire if you do not provide the requested authorization to perform a background check within 72 hours of your acceptance of this offer. If you accept our offer, we would like you to start on August 7, 2025 (the date you actually commence employment, your “Employment Commencement Date”).
Sincerely,
Fastly, Inc.

/s/ Charles Compton
Charles Compton
Chief Executive Officer

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement
Exhibit B – Arbitration Agreement

Understood and Accepted:             Date:

/s/ Richard Wong     August 1 , 2025
Richard Wong

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Exhibit A
FASTLY, INC.
Employee Confidential Information and Inventions Assignment Agreement

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Exhibit B
FASTLY, INC.
Arbitration Agreement

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